UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 21, 2010

NII HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-32421 (Commission File Number)	91-1671412 (IRS Employer Identification No.)

1875 Explorer Street, Suite 1000
Reston, Virginia (Address of principal executive offices)	20190 (Zip Code)
Registrant’s telephone number, including area code: (703) 390-5100
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On December 21, 2010, the Compensation Committee of the Board of Directors of NII Holdings, Inc. established the performance criteria and goals for executive officers with respect to cash bonus awards to be paid under our annual short-term incentive compensation plan for achievements relating to our performance for the 2011 fiscal year (the “2011 Bonus Plan”). The performance measures that will be used to determine the amounts paid under the 2011 Bonus Plan to our executive officers and the percentage of the total payout related to each performance metric are as follows:

	Percent of Payout for	Percent of Payout for
Performance Measure	Executive Officers at Headquarters	Executive Officers in our Markets(1)
Consolidated Operating Income Before Depreciation and Amortization (OIBDA)	40%	24%
Consolidated Economic Value Added (EVA)	20%	12%
Consolidated Net Subscriber Additions	25%	12.5%
Market OIBDA	0%	16%
Market EVA	0%	8%
Market Net Subscriber Additions	0%	12.5%
Individual Performance	15%	15%

(1)	Market performance measures for the executive officers in our markets are based on the performance of the market in which the executive officer serves.
     The Compensation Committee will establish the target bonus amounts under the 2011 Bonus Plan in connection with the 2011 compensation reviews that will be conducted in early 2011. In prior years, such target bonus amounts have been established as a percentage of each executive officer’s base salary, and it is anticipated that a similar practice will be followed to establish target bonus amounts for 2011. The payout under the 2011 Bonus Plan may range from 0% to 200% of the target bonus amounts based on a comparison of our actual performance to the target performance goal levels established for each performance measure. The final determination of any awards made pursuant to the 2011 Bonus Plan is subject to the approval of the Compensation Committee, and any awards under the 2011 Bonus Plan are expected to be paid in cash in the first quarter of 2012.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NII HOLDINGS, INC. (Registrant)
Dated: December 23, 2010	By:	/s/ Gary D. Begeman
Gary D. Begeman
Vice President, General Counsel and Secretary